                                                                    Exhibit 23.4



                             Accountants' Consent



The Board of Directors
DrugMax.com, Inc.
Largo, Florida

We consent to the use of our report dated June 1, 2000 relating to the consolidated balance sheets as of March 31, 2000, 1999 and 1998 and the related consolidated statements of operations, shareholder's equity and cash flows for the years then ended of DeskTop Corporation and Subsidiary in Form SB-2 of DrugMax.com, Inc. and the reference to our firm under the heading "experts" in the prospectus.


BRIMMER, BUREK & KEELAN LLP
Tampa, Florida
November 1, 2000